Exhibit 10.3.5

Code word for this Charter Party

“SHELLTIME 4”

Issued December 1984 amended December 2003

Time Charter Party
New York
October 6, 2005

IT IS THIS DAY AGREED between SOPHIE TANKER CORPORATION of MAJURO, MARSHALL ISLANDS (hereinafter referred to as “Owners”), being owners of the good motor vessel called “OVERSEAS SOPHIE” (hereinafter referred to as “the vessel”) described as per Clause 1 hereof and DHT SOPHIE AFRAMAX CORP. of MAJURO, MARSHALL ISLANDS (hereinafter referred to as “Charterers”):

Description and Condition of Vessel

1.                    At the date of delivery of the vessel under this charter and throughout the charter period:

(a)              she shall be classed by a Classification Society which is a member of the International Association of Classification Societies;

(b)             she shall be in every way fit to carry crude petroleum and/or its dirty products; such as Fuel Oil, Light Cycle Oil, Orimulsion, LSWR, Carbon Black Feedstock, Decant Oil and VGO in accordance with vessel’s class certificates, coating manufacturers resistance list and in accordance with the vessels stability trim and stress requirements.

(c)              she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator, radar, computers and computer systems) in a good and efficient state;

(d)             her tanks, valves and pipelines shall be oil-tight;

(e)              she shall be in every way fitted for burning IFO and MDO (if applicable), in accordance with the grades specified in Clause 29 hereof;

(f)                she shall comply with the regulations in force so as to enable her to pass through the Suez Canal by day and night without delay;

(g)             she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;

(h)             she shall comply with the description in the Questionnaire 88, appended hereto provided however that if there is any conflict between the provisions of this questionnaire and any other provision, including this Clause 1, of this charter such other provisions shall govern;

(i)                 her flag, registry, and classification society shall not be changed;

(j)                 Owners will operate:

(i)                 a safety management system certified to comply with the International Safety Management Code (“ISM Code”) for the Safe Operation of Ships and for Pollution Prevention;

(ii)              a documented safe working procedures system (including procedures for the identification and mitigation of risks);

(iii)           a documented environmental management system;

(iv)          documented accident/incident reporting system compliant with flag state requirements;

(k)              Owners shall maintain Health Safety Environmental (“HSE”) records sufficient to demonstrate compliance with the requirements of their HSE system and of this charter.  Charterers reserve the right to confirm compliance with HSE requirements by audit of Owners.

Shipboard Personnel and their Duties

2.                    (a)              At the date of delivery of the vessel under this charter and throughout the charter period:

(i)                 she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;

(ii)              all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;

(iii)           all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1995 or any additions, modifications or subsequent versions thereof;

(iv)          (See Clause 91).

(v)             the terms of employment of the vessel’s staff and crew will always remain acceptable to The International Transport Worker’s Federation and the vessel will at all times carry a Blue Card; (See Clause 50e).

(vi)          the nationality of the vessel’s officers will not change without Charterers’ prior agreement.

(b)             Owners guarantee that throughout the charter service the master shall with the vessel’s officers and crew, unless otherwise ordered by Charterers;

(i)                 prosecute all voyages with the utmost despatch;

(ii)              render all customary assistance; and

(iii)           load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

Duty to Maintain

3.                    (a)              Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.

(b)             If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the requirements of Clauses 1, 2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (b) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24.

(c)              If Owners are in breach of their obligations under Clause 3(a)), Charterers may so notify Owners in writing and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(a), the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

(d)             Owners shall advise Charterers immediately, in writing, should the vessel fail an inspection by, but not limited to, a governmental and/or port state authority, and/or terminal and/or major charterer of similar tonnage. Owners shall simultaneously advise Charterers of their proposed course of action to remedy the defects which have caused the failure of such inspection (see clause 57).

(e)              If, in Charterers reasonably held view:

(i)                 failure of an inspection, or,

(ii)              any finding of an inspection,

referred to in Clause 3(d), prevents normal commercial operations then Charterers have the option to place the vessel off-hire from the date and time that the vessel fails such inspection, or becomes commercially inoperable, until the date and time that the vessel passes a re-inspection by the same organisation, or becomes commercially operable, which shall be in a position no less favourable to Charterers than at which she went off-hire.

(f)                Furthermore, at any time while the vessel is off-hire under this Clause 3 (with the exception of Clause 3(e)(ii)), Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any Later date stated in such notice.  This sub-Clause (f) is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers’ rights under Clause 21 hereof).

Period, Trading Limits and Safe Places

4.                    (a)              Owners agree to let and Charterers agree to hire the vessel for a period of (See clause 93).  The last firm period shall having a tolerance of plus or minus 30 days in Charterers’ option commencing from the time and date of delivery of the vessel under the Memorandum of Agreement (the “MOA”) dated   , 2005, for the purpose of carrying all lawful merchandise (subject always to Clause 28) including in particular:

Crude petroleum and/or its dirty products; such as Fuel Oil, Light Cycle Oil, Orimulsion, LSWR, Carbon Black Feedstock, Decant Oil and VGO in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof excluding countries under U.N. and/or U.S. sanctions/embargoes.  The vessel may trade to war zones, with Owners consent which not to be unreasonably withheld, in which case, Charterers to pay for the additional premium.  Notwithstanding the foregoing, but subject to Clause 35, Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owner’s consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the vessel’s underwriters as a consequence of such order.

(b)             Any time during which the vessel is off-hire under this charter may be added to the last firm charter period in Charterers’ option up to the total amount of time spent off-hire.  In such cases the rate of hire will be that prevailing at the time the vessel would, but for the provisions of this Clause, have been redelivered.

(c)              Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat.  Notwithstanding anything contained in this or any other clause of this charter,

Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid.  Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide.

(d)             The vessel shall be delivered by Owners at a safe port or at sea in Charterer’s option and redelivered to Owners at one safe port or at sea, worldwide at Charterer’s option.

(e)              The vessel will deliver with last cargo of crude petroleum and/or its dirty products, such as Fuel Oil, Light Cycle Oil, Orimulsion, LSWR, Carbon Black Feedstock, Decant Oil and VGO. and will redeliver with last cargo of crude petroleum and/or its dirty products; such as Fuel Oil, Light Cycle Oil, Orimulsion, LSWR, Carbon Black Feedstock, Decant Oil and VGO

(f)                Charterers are required to give Owners 30 days prior approximate notice of redelivery and 5/3/2/1 day(s) definite notice of redelivery and place.

Laydays/Canceling

5.                    The delivery of the vessel under this charter shall be deemed to have occurred and this Charter shall be effective as of the date of the delivery of the vessel from the Sellers to the Buyers (Owners) under the terms of the MOA between Ninth Aframax Tanker Corporation and Sophie Tanker Corporation dated September 20, 2005.

The vessel may be on a voyage or time charter at the time of delivery. Charterers accept this Charter subject to such charters (which become sub-charters to this time charter) upon delivery. Furthermore, notwithstanding anything to the contrary contained in this charter, including but not limited to Clause 1 hereof, the Charterers accept the vessel in the condition it is in at the time of delivery, including the vetting status, and agrees that at such time the vessel satisfies the standard set forth in Clause 1.

Owners to Provide

6.                    Owners undertake to provide and to pay for all provisions, wages (including but not limited to all overtime payments), and shipping and discharging fees and all other expenses of the master, officers And crew; also, except as provided in Clauses 4 and 34 hereof, for all insurance on the vessel, for all Deck, cabin and engine-room stores, and for water (limited to crew only); for all drydocking, overhaul, maintenance and repairs to the vessel. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability.  Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a Period when the vessel is on-hire.

Charterers to Provide

7.                    (a)               Charterers shall provide and pay for all fuel (except for fuel used for domestic services), towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues, and tax/dues on cargo/freight and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners. OPA charges to be paid by Charterers, COFR to be arranged and paid for by Owners.

(b)             In respect of bunkers consumed for Owners’ purposes these will be charged on each occasion by Charterers on a “first-in-first-out” basis valued on the prices actually paid by Charterers.

(c)              If the trading limits of this charter include ports in the United States of America and/or its protectorates then Charterers shall reimburse Owners for port specific charges relating to additional premiums charged by providers of oil pollution cover, when incurred by the vessel calling at ports in the United States of America and/or its protectorates in accordance with Charterers orders. The liability to reimburse Owners shall not apply where the OPA charges has arisen through the actions of the Owner.

Rate of Hire

8.                    (See Clause 99).

Payment of Hire

9.                    Subject to Clause 3 (c) and 3 (e), payment of hire shall be made in immediately available funds to:

Wachovia Bank, NA New York

ABA # 031-201-467

Account: The Royal Bank of Scotland International Limited

Account Number:  2000193009149  (CHIPS:155424)

SWIFT:  PNBPUS3NNYC

For further credit to:  Double Hull Tankers, Inc.

Account Number:  1028 – 50440694

in United States Dollars per calendar month in advance, less:

(i)                 any hire paid which Charterers reasonably estimate to relate to off-hire periods, and,

(ii)              any amounts disbursed on Owners’ behalf, any advances and commission therein, and charges which are for Owners’ account pursuant to any provision hereof, and;

(iii)           any amounts due or reasonably estimated to become due to Charterers under Clause 3(c) or 24 hereof,

any such adjustments to be made at the due date, which shall be the 27th day of the preceding month for which payment is being made, for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

In default of such proper and timely payment:

(a)              Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due, including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and;

(b)             Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Rate as published in the Wall Street Journal as effective for each day the amount is outstanding, or, if no such interest rate is published for a given day, the interest rate published for the next preceding day for which such a rate was so published, computed on an actual/365 basis.

Space Available to Charterers

10.              The whole reach, burthen and decks on the vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores.

Segregated Ballast

11.              In connection with the Council of the European Union Regulation on the Implementation of IMO Resolution A747(18) Owners will ensure that the following entry is made on the International Tonnage Certificate (1969) under the section headed “Remarks”.

“The segregated ballast tanks comply with the Regulation 13 of Annex 1 of the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto”.

Instructions and Logs

12.              Charterers shall from time to time give the master all requisite instructions and sailing directions, and the master shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required.  The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require.  Charterers shall be entitled to take copies at Owners’ expense of any such documents which are not provided by the master.  Owner’s crew to be trained to operate and to utilize Charter Operations System (CHOPS) as directed by Charterer.

Bills of Lading

13.              (a)              The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the vessel, agency and other arrangements, and shall sign Bills of Lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter.  Charterers hereby indemnify Owners against all consequences or liabilities that may arise;

(i)                 from signing Bills of Lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such Bills of Lading fail to conform to the requirements of this charter, or (except as provided in Clause 13(b) from the master otherwise complying with Charterers’ or their agents’ orders;

(ii)              from any irregularities in papers supplied by Charterers or their agents.

(b)             Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo:

(i)                 at any place other than shown on the Bill of Lading and/or

(ii)              without presentation of an original Bill of Lading

unless they receive from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners (See Clause 49).

Conduct of Vessel’s Personnel

14.              If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint.  If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

Bunkers at Delivery and Redelivery

15.              There shall be no physical payment for bunkers on board at the time of delivery.  Owners shall on redelivery (whether it occurs at the end of the charter or on the earlier termination of this charter) accept and pay for all bunkers remaining on board, at the price actually paid, on a “first-in-first-out” basis.  Such prices are to be supported by paid invoices.

Vessel to be delivered to and redelivered from the charter with, at least, a quantity of bunkers on board sufficient to reach the nearest main bunkering port.

Notwithstanding anything contained in this charter all bunkers on board the vessel shall, throughout the duration of this charter, remain the property of Charterers and can only be purchased on the terms specified in the charter at the end of the charter period or, if earlier, at the termination of the charter.

Stevedores, Pilots, Tugs

16.              Stevedores, when required, shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged.  Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that:

(a)              the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and;

(b)             Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.

Super-Numeraries

17.              Charterers may send representatives in the vessel’s available accommodation upon any voyage made under this charter, Owners finding provisions and all requisites as supplied to officers, except alcohol.  Charterers paying at the rate of United States Dollars 20 (twenty) per day for each representative while on board the vessel.

Sub-letting/Assignment/Novation

18.              Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of this charter.

Final Voyage

19.              If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for:

(a)              disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof, and;

(b)             bunkers on board at redelivery pursuant to Clause 15.

Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

Loss of Vessel

20.              Should the vessel be lost, this charter shall terminate and hire shall cease at noon (GMT) on the day of her loss; should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon (GMT) on the day on which the vessel’s underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this charter shall terminate and hire shall cease at noon (GMT) on the day on which she was last heard of.  Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

Off-hire

21.              (a)              On each and every occasion that there is loss of time (whether by way of interruption in the vessel’s service or, from reduction in the vessel’s performance, or in any other manner):

(i)                 due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel’s service) or cumulates to more than three hours (if resulting from partial loss of service); or;

(ii)              due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or;

(iii)           for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than three consecutive hours; or;

(iv)          due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or;

(v)             due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about by the act or neglect of Charterers); then; without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder, or otherwise, the vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

(vi)          Charterers shall keep owners/master advised of vessels schedule to allow Owners the opportunity to make use of any idle time for the purpose of maintenance during the charter.  Such idle time not to count as off-hire.

(b)             If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessel shall be off-hire under this Clause 21 shall be the difference between:

(i)                 the time the vessel would have required to perform the relevant service at such guaranteed speed, and;

(ii)              the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service).

For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24.

(c)              Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire.  If the vessel, for any cause or purpose mentioned in Clause 21(a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners.  Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

(d)             If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.

(e)              Time during which the vessel is off-hire under this charter shall count as part of the charter period except where Charterers declare their option to add off-hire periods under Clause 4(b)).

(f)                All references to “time” in this charter party shall be references to GMT except where otherwise stated.

(g)             During any time that the vessel is off-hire under this charter, Basic Hire shall not accrue.  Any additional hire that may be due for periods that the Vessel is off-hire shall be determined in accordance with the terms of the Charter Framework Agreement.

Periodical Drydocking

22.              (a)              Owners have the right and obligation to drydock the vessel at regular intervals not exceeding 5 years.  On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than 90 days before such date and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.

Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners’ disposal clear of cargo other than tank washings and residues.  Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any Bill of Lading or this charter.

(b)             If a periodical drydocking is carried out in the port offered by Charterers (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to Charterers, whichever she first attains.  However:

(i)                 provided that Owners exercise due diligence in gas-freeing, any time lost in gas-freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and;

(ii)              any additional time lost in further gas-freeing to meet the standard required for hot work or entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there.

Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any calculation under Clause 24.

The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Owners account.

(c)              If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers’ instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock.  All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.

(d)             Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port.

Ship Inspection

23.                                 (See Clause 83).

Detailed Description and Performance

24.              Owners guarantee that the speed and consumption of the vessel shall be as follows:  (see Clause 78).

The bunker consumptions are for all purposes except cargo heating, purging and tank cleaning and shall be pro-rated between the speeds shown.

Charterer may order the vessel to proceed at any speed above/below the guaranteed speed, weather and safe navigation permitting.

If the vessel is ordered to proceed at any speed other than the highest speed and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the “maximum recognised speed”), then for the purpose of calculating a decrease of hire under this Clause 24 the maximum recognised speed shall be used in place of the average speed actually attained.

For the purposes of this charter the “guaranteed speed” at any time shall be the then-current ordered speed or the service speed, as the case may be.

The average speeds and bunker consumptions shall for the purposes of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24(c), but excluding any time during which the vessel is (or but for Clause 22(b)(i) would be) off-hire and also excluding “Adverse Weather Periods”, being:

(i)                 any periods during which reduction of speed is necessary for safety in congested waters or in poor visibility;

(ii)              any days, noon to noon, when winds exceed force 5 on the Beaufort Scale for more than 12 hours.

(b)             If during any half year (i.e., 6 calendar months) period from the date on which the vessel enters service and continuing for each succeeding 6 calendar month period thereafter, the vessel falls below the performance guaranteed in Clause 24(a) then if such shortfall results:

(i)                 from a reduction in the average speed of the vessel, compared to the speed guaranteed in Clause 24(a), then an amount equal to the value at the hire rate of the time so lost shall be included in the performance calculation;

(ii)              from an increase in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24(a), an amount equivalent to the value of the additional bunkers consumed or based on the average price paid by Charterers for the vessel’s bunkers in such period, shall be included in the performance calculation.

The results of the performance calculation for laden and ballast mileage respectively shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total performance calculation for such period.

Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other remedy available to Charterers.

(c)              Calculations under this Clause 24 shall be made every 6 months terminating on each successive anniversary of the date on which the vessel enters service, and for the period between the last such anniversary and the date of termination of this charter if less than a year.  Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers.

(d)             Owners and Charterers agree that this Clause 24 is assessed on the basis that Owners are not entitled to additional hire for performance in excess of the speeds and consumptions given in this Clause 24.

It is understood between Owner and Charterers that any speed over performance and/or fuel under consumption are to be credited to any under performance/over consumption during the (6) months review period, but no over performance and/or under consumption bonus shall be paid to owners.

Salvage

25.              Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.

All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

Lien

26.              Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter; and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.

Exceptions

27.              (a)              The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however, that Clauses 1, 2, 3, and 24 hereof shall be unaffected by the foregoing.  Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

(b)             The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.

(c)              Clause 27(a) shall not apply to, or affect any liability of Owners or the vessel or any other relevant person in respect of:

(i)                 loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or;

(ii)              any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo.  Any such claim shall be subject to the Hague-Visby Rules or the Hague Rules or the Hamburg Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant Bill of Lading (whether or not such Rules were so incorporated) or, if no such Bill of Lading is issued, to the Hague-Visby Rules unless the Hamburg Rules compulsorily apply in which case to the Hamburg Rules.

(d)             In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes

28.              No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account.  No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.

Grade of Bunkers

29.              Charterers shall supply the vessel with IFO 380 CST RMG 35 as per ISO 8217:1996 (E) requirements for Marine residual fuels and MDO (if applicable) DMB distillate diesel as per ISO 8217:1996 (E) requirements for Marine distillate fuels.  Specifications are subject to any revisions of the ISO standards over the term of this charter (See Clause 62).

Disbursements

30.              Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

Laying-up

31.              Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay up.  Charterers may exercise the said option any number of times during the charter period.

Requisition

32.              Should the vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such governments in respect of such requisition period shall be for Owners’ account.  Any such requisition period shall not count as part of the charter period and the cumulative requisition time may, at the sole discretion of the Charterer, be added to the end of the firm charter period at a rate in effect at the time the off hire was incurred.

Outbreak of War

33.              If war or hostilities break out between any two or more of the following countries: U.S.A., the countries or republics having been part of the former U.S.S.R. (except that declaration of war or hostilities solely between any two or more of the countries or republics having been part of the former USSR shall be exempted), P.R.C., U.K., Netherlands, then both Owners and Charterers shall have the right to cancel this charter provided that the hostilities directly interfere with the vessels trading under Clause 4.

Additional War Expenses

34.              If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war, Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

Any payments by Charterers under this Clause will only be made against proven documentation.  Any discount or rebate refunded to Owners, for whatever reason, in respect of additional war risk premium shall be passed on to Charterers.

War Risks

35.              (a)              The master shall not be required or bound to sign Bills of Lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.

(b)             If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 35(a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified in writing or by radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril).  If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

(c)              The vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations.  If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation.  If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.

Both to Blame Collision Clause

36.              If the liability for any collision in which the vessel is involved while performing this charter fails to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved fails to be determined in accordance with the laws of the United States of America.

New Jason Clause

37.              General average contributions shall be payable according to York/Antwerp Rules, 2000 as amended from time to time, and shall be adjusted in New York in accordance with New York law and practice.

In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers.  Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.

Charterers shall procure that all Bills of Lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount

38.              Charterers shall procure that all Bills of Lading issued pursuant to this charter shall contain the following:

“(1) Subject to sub-Clause (2) or (3) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”).  Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”

“(2) If there is governing legislation which applies the Hague Rules compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules.  Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”

“(3) If there is governing legislation which applies the United Nations Convention on the Carriage of Goods by Sea 1978 (hereafter the “Hamburg Rules”) compulsorily to this Bill of Lading, to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules.  Nothing therein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.”

“(4) If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules, or Hamburg Rules, as applicable, such term shall be void to that extent but no further.”

“(5) Nothing in this Bill of Lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”

Insurance/ITOPF

39.              Owners warrant that the vessel is now, and will, throughout the duration of the charter:

(a)              be owned or demise chartered by a member of the International Tanker Owners Pollution Federation Limited;

(b)             be properly entered in U.K. or GARD P & I Club, being a member of the International Group of P & I Clubs;

(c)              have in place insurance cover for oil pollution for the maximum on offer through the International Group of P & l Clubs but always a minimum of United States Dollars 1,000,000,000 (one thousand million);

(d)             have in full force and effect Hull and Machinery insurance placed through reputable brokers on Institute Time Clauses or equivalent for the market value of the vessel plus twenty (20) percent as from time to time may be amended with Charterers’ approval, which shall not be unreasonably withheld.  Insurance amount always to comply with loan covenants.

Owners will provide, within a reasonable time following a request from Charterers to do so, documented evidence of compliance with the warranties given in this Clause 39.

Export Restrictions

40.              The master shall not be required or bound to sign Bills of Lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all Bills of Lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this Bill of Lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place.  If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this Bill of Lading so far as the cargo so discharged is concerned”.

The foregoing provision shall apply mutatis mutandis to this charter, the references to a Bill of Lading being deemed to be references to this charter.

Business Principles

41.              (Deleted)

Drugs and Alcohol

42.              (Deleted)

Oil Major Acceptability

43.              (See Clause 57)

Pollution and Emergency Response

44.              Owners are to advise Charterers of organisational details and names of Owners personnel together with their relevant telephone/facsimile/e-mail/telex numbers, including the names and contact details of Qualified Individuals for OPA 90 response, who may be contacted on a 24 hour basis in the event of oil spills or emergencies.

ISPS Code/US MTSA 2002

45.              (See Clause 98).

Law and Litigation

46.              (a)             This charter shall be construed and the relations between the parties determined in accordance with the laws of the State of New York, U.S.A.

(b)             All disputes arising out of this charter shall be referred to Arbitration in New York in accordance with the Rules of the Society of Marine Arbitrators, Inc. New York (SMA).

(i)                 Any Award of the arbitrator(s) shall be final and binding and not subject to appeal.

(ii)              For the purposes of this Clause 46(b) any requests or notices in writing shall be sent by fax, e-mail or telex and shall be deemed received on the day of transmission.

(c)              It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.

Confidentiality

47.              (Deleted)

Construction

48.              The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

Additional Clauses:                              Special clauses to Shelltime 4 CP form, 49 through 112 shall be fully incorporated into the terms of this Charter Party.

Appendix A:                                                                   Questionaire 88 for the vessel, as attached, shall be incorporated herein.

Appendix B:                                                                     List of Approved Ship Brokers, as attached, shall be incorporated herein.

For the Owners		For the Charterers
SOPHIE TANKER CORPORATION		DHT SOPHIE AFRAMAX CORP.

By:	/s/ Ole Jacob Diesen	By:	/s/ Myles R. Itkin

	Ole Jacob Diesen		Myles R. Itkin
Chief Executive Officer

TIME CHARTER

SPECIAL CLAUSES

MT OVERSEAS SOPHIE

IF THERE IS ANY CONFLICT BETWEEN THE FOLLOWING CLAUSES AND THE PRINTED CLAUSES OF THE CHARTER PARTY FORM AS ADJUSTED, THE FOLLOWING CLAUSES SHALL PREVAIL.

49)                              Bill of Lading Indemnification

The standard form of letter of indemnity to be given in the case of delivery of cargo (a) without production of the original Bill of Lading, or (b) at a port other than stated in the Bill of Lading, or (c) both of the foregoing, in each case without bank guarantee, in revised form as recommended by the International Group of P&I Clubs in 2001, shall be used in all cases, provided that the reference to English law and jurisdiction shall be revised to read New York law and the jurisdiction of any court of competent jurisdiction sitting in New York County.

50)                              Certificates/Regulations Compliance

The Owners warrant that during the term of this charter party the vessel fully complies with the following:

A.           all governmental laws, regulations, protocols and directives promulgated by the authoritative body or any of its legally constituted agencies charged with the application of the same laws/regulations/protocols and directives applicable to the countries and ports within the trading limits defined in the charter party.

B.             that it has secured and maintains aboard the vessel all Certificates of Financial Responsibility issued and required by the competent authorities of the countries within the trading limits defined in the charter party.

C.             (Deleted)

D.            that the vessel shall have on board for inspection by the appropriate port authorities all certificates, records, compliance letters and other documents required.

E.              The vessel shall be approved by the international transport workers federation and carry a valid ITF ‘Blue Certificate’ on board at all times. Any losses, expenses or damages arising as a result of failure to comply with ITF regulations, as interpreted by local union, shall be for Owners account.

F.              COFR — Owners to provide the vessel, at their cost, with a valid Certification of Financial Responsibility which is acceptable to U.S. authorities at Owners’ cost. Compliance with state laws during the currency of this charter to be Owners’ responsibility and cost. COFR to be in place prior to the vessels arrival at first U.S. or Canadian port.

Owners will pay for the initial cost of issuing and maintaining the certificate. Any additional premiums or surcharges payable by Owners in relation to the vessel calling at U.S. ports to be for Charterers account.

G.             Owners shall have a program covering oil pollution avoidance, including compliance with latest international maritime organization and port state regulations and SOLAS and MARPOL conventions and the adoption of vessel response plans and qualified individuals for OPA response.

51)                              IMO Clause

Owners warrant that during the term of this charter party and any extension thereof the vessel will be in full compliance with: the requirements of the United States Port and Tanker Safety Act of 1978 and applicable regulations promulgated thereunder (hereinafter called “U.S. Regulations”) the International Convention for the Prevention of Pollution from Ships (MARPOL 1973) and the 1978 Protocol thereto as applicable: and the International Convention for Safety of Lives at Sea (SOLAS 1974) and the 1978 Protocol thereto as applicable (the foregoing conventions and protocols hereinafter called “IMO Regulations”). Owners warrant that it will carry onboard certifications evidencing compliance with U.S. Regulations, compliance with IMO Regulations and any other records or documentation as may be required by the U.S. government authorities the vessel is currently ISM certified and will remain so during the duration of this charter (see ISM Clause).

52)                              Pollution Financial Responsibility

Owners warrant that at the date of the charter that Owners complies with all financial capability, responsibility, security or like laws, regulations and/or other requirements of whatsoever kind with respect to oil or other pollution damage applicable to the vessel entering, leaving, remaining at or passing through any ports or places or waters to perform this charter.

Owners further warrant that it shall continue to comply with these requirements throughout the period of the charter at the levels and in amounts in effect at the date of this charter.

Owners, at its sole risk and expense, shall make all arrangements by bond, insurance or otherwise and obtain all certificates or other documentary evidence and take all such other action, as may be necessary, to satisfy such laws, regulations and/or other requirements.

53)                              OPA

It is mutually understood that Oil Pollution Act of 1990 (OPA) surcharges for trading to the United States ports/territories shall be for Charterer’s account.

54)                              Contingency Plans Clause

Owners warrant at the date of the charter that Owners complies with and satisfies existing U.S. federal, state and local rules, regulations and requirements for contingency plans applicable to the vessel entering, leaving, remaining at or passing through any ports or places or waters in performance of the charter, including having under contract the services of a catastrophic spill contractor (e.g., Marine Spill Response Corporation (MSRC) or National Response Corporation (NRC)).

Owners further warrant that it shall continue to comply with these requirements throughout the period of the charter at the levels in effect at the date of this charter.

The Owners shall be responsible for obtaining and maintaining all necessary and future approvals and satisfying existing and future federal, state, and local rules, regulations or requirements for contingency plans. Costs incurred shall be for Owners’ account.

Qualified individual:	Mr. Steven McCall
212 578 1892 office
646 327 7206 mobile

55)                              Documentation

Owners undertake that throughout the term of this charter, the vessel shall have on board all such valid documentation as may, from time to time, be required to enable the vessel to enter and carry out all required operations at loading or discharging ports or places and leave, without hindrance, all ports or places to which the vessel may be directed under the terms of this charter.

In addition, the vessel shall be off-hire and Owners shall be held responsible for any losses, costs or damages for any period during which she is not fully and freely available to Charterer as a result of action taken against her by any government, government organization, competent authority, competent person or competent organization, owing to her flag, failure to have on board valid documentation as aforesaid or any dispute relating to Owners’ wages or crew employment policy or to the condition of the vessel or her equipment. All cumulative off hire under this Clause may be added to the end of the charter period in the sole option of the Charterer.

Any time lost during which the vessel awaiting USCG TVEL inspection, or in the case of calls at non-U.S. ports where any similar certificate is required to be issued by a state authority at these ports prior to loading or discharging cargo, and until such time as she has secured TVEL certificate or any similar certificate, vessel will be considered off-hire.

56)                              ISM Clause

The requirements of the International Safety Management (ISM) Code are hereby incorporated in the terms of this charter party. Owners/operator warrant that a Safety Management System (SMS) in accordance with the ISM Code is in operation both on shore and on board the vessel. Owners/operator further warrant that they (or the company as defined by the ISM Code) have a valid Document of Compliance (DOC), and the vessel has a valid Safety Management Certificate (SMC). Owners/operator shall supply Charterer with a copy of the DOC and the SMC. Owners shall, when required by Charterer, provide a copy of the documents both ashore and on board the vessel evidencing the SMS and its application and when further required by Charterer, Owners/operator shall provide a report on safety audits carried out internally or by the vessel’s flag administration.

Non compliance with the requirements of the ISM code resulting in loss or suspension of the ISM certificate shall be deemed a breach of condition and Charterer shall have the right to cancel the charter. Owners shall be responsible for any delays, costs, damages incurred for non compliance with the above conditions.

57)                              Vetting

During the period of this charter, Charterers require Owners to endeavor to arrange for at least four of the following oil company inspections/approvals at their time and expense: BP, Shell, Exxon/Mobil, Chevron Corp., Vela, PDVSA, Statoil and Dreyfus.  Charterers may request Owners to obtain other vetting approvals as/when required, and Owners shall do so.

The above is always subject to the vessel’s trading pattern, ports accessibility, the oil company’s interest in the vessel and the availability of inspectors at the time, all of which Owners will keep a record of and keep Charterers advised.

Charterers shall keep Owners fully informed of the vessels forward schedule in order to facilitate vetting inspections.

If the vessel, during the period of this charter, fails to obtain a minimum of four approvals because of Owners fault/negligence, or fails a physical inspection by any company listed above, or loses a vetting approval required to maintain the vessels’ trading pattern, then, Owners shall have a period of forty five (45) days from the date Owners are notified of such non-acceptance to have the vessel obtain such minimum number of approvals or reinstate such approval, subject always to the vessel’s trading pattern, ports accessibility, the oil company’s interest in the vessel and the availability of inspectors at the time, all of which Owners will keep a record of and keep Charterers advised.

If the Owners do not obtain the minimum number of vetting approvals or the necessary vetting approval is not reinstated as provided for in the preceding paragraphs, and the lack of vettings affect the vessel’s trading pattern, then the Charterer shall have the right (i) to terminate this charter party without penalty to either party, or, (ii) to place the Vessel off-hire for any loss of time (whether by way of interruption in the Vessel’s service, including time necessary for re-positioning to an alternate trading pattern or otherwise)(a) resulting from the vessel being placed off hire by a pool in which it is entered due to such lack of vetting, or (b)otherwise due to such lack of vetting.

In the event the preceding paragraph is invoked, and the Charterer does not terminate the Charter, it shall use commercially reasonable efforts to employ the Vessel in an alternate trading pattern to maximize its earning capacity on commercially reasonable terms provided that the terms of the pool it is entered into or the time charter it is operating under permit the Charterer to do so.  For each day the Vessel is operating under a subcharter on such alternate trading pattern, and not otherwise off hire, if the Basic Hire rate otherwise applicable pursuant to this Charter exceeds the time charter rate or equivalent rate obtained by the Charterer on its sub-charters in the alternate trading pattern, then the Basic Hire payable hereunder shall be reduced by an amount equal to the difference between (a) the Basic Hire rate and (b) the time charter rate or equivalent rate obtained by the Charterer on its sub-charters in the alternate trading pattern until the later of (i) the date the Vessel has re-obtained the minimum number of vetting approvals or the necessary vetting approval has been reinstated, and (ii) the last day of the applicable sub-charter.

58)                              Adherence to Voyage Instructions

A.           Owners shall be responsible to and will indemnify Charterer for any time, costs, delays or loss suffered by Charterer due to underlift, overlift or other failure to comply fully with Charterer’s lawful instructions as long as such failure was solely due to Owners’/vessel’s proven negligence.

B.             If a conflict arises between terminal orders and Charterers’ instructions, master is to stop cargo operations and to contact Charterer at once. Terminal orders shall never supersede Charterer’s instructions and any conflict shall be resolved prior to resumption of cargo operations.

Vessel is not to resume cargo operations until Charterers has directed vessel to do so.

59)                              Traffic Separation and Routing

Owners shall instruct the master to observe recommendations as to traffic separation and routing as issued from time to time by authorities (national or local) and comply with federal, state or local regulations of the United States. Voluntary and mandatory traffic separation schemes shall be adhered to while the vessel is in the United States or international waters.

60)                              ETA Notice

Master shall give both Charterer and load/discharge port(s)/place(s) agents notices of estimated time of arrival (ETA) to load/discharge port(s)/place(s) or any other port/place where Charterers order vessel to proceed on a daily basis or as required by Charterers voyage orders.

Any delay incurred to the vessel at any load or discharge port(s) resulting from master’s failure to comply with the above requirements, shall be deducted from the monthly hire. The foregoing is without prejudice to Charterer’s right to recover for any damages incurred as a result of such breach by Owners of the obligations herein defined. Notices of ETA to be sent to Charterer as instructed. This Clause only applies where the Charterer cannot claim demurrage or any other claim and incur a loss due to the master’s failure to follow Charterers instructions.

61)                              Watchmen

Compulsory shore gangway watchmen shall be servants of the Charterer and the cost for such watchmen shall be borne by Charterer throughout the currency of this charter party.

62)          Bunkers

On every occasion where the bunkers are taken, the ship will participate in either the DNV VQFT, Lloyds FOBAS or ABS scheme (line samples). As between Owners and Charterers fuel shall be deemed delivered to the ship upon arrival at the ship’s manifold, which shall be the point of custody transfer. Three samples will be taken at the ship’s manifold, using an approved in line drip sampler. One sample shall be provided to the surveyor and analysed, a second shall be given to the suppliers, and third shall be retained on board for independent joint testing, in the event of disputes about the quality of the bunkers supplied.

In the event of dispute about the quality of the fuel the third sample left on board shall be jointly analysed at a mutually acceptable independent laboratory, and the results shall be binding on the parties

The quantity of fuel shall be finally determined using the density determined in the sample analysed. Owners undertake to provide Charterers with a copy of each off specification analysis report, to enable Charterers to notify suppliers promptly in the event of a quality or quantity dispute.

The supplier and Charterers shall at all times be entitled to witness the extraction and division of the sample at the ship’s manifold and shall be entitled to employ a bunker surveyor.

Charterers shall not cause or permit any lien or other rights to be created against the ship, her crew, Owners, etc., by any fuel suppliers, or otherwise bind the ship, her Owners in crew in any way whatsoever, arising out of the supply of fuels.

Should analysis confirm that bunkers are off specification, (as per specification detailed in Clause 29). Charterers will be notified regarding Owners intentions. Should Owners decide to use the bunkers supplied then Charterers are not entitled to present Owners with a speed or consumption claim for any period during which vessel is using bunkers that do not reasonably meet the specified requirements. Charterers reserve the right to discuss analysis results with Owners to ensure an equitable resolution of any problems. Owners shall not be obliged to use fuel that is injurious to the engine/auxiliaries and associated equipment.

Owners warrant that the vessel shall comply with the emission control and other requirements of Regulation 14 and 18 of MARPOL Annex VI and any other laws or regulations relating to bunker content and bunkering procedures applicable in any areas to which the vessel is ordered.

Charterers warrant that they will supply bunkers:

A.           of sufficient quantity and quality to enable the vessel to meet the emission control and other requirements of Regulation 14 and 18 of MARPOL Annex VI and any other laws or regulations relating to bunker content and bunkering procedures applicable in any areas to which the vessel is ordered, and

B.             in accordance with the specifications in ISO 8217 as in force at the time of supply and any other specifications contained elsewhere in this charterparty.

Charterers further warrant that all bunker suppliers and bunkers supplied hereunder shall with respect to all areas in which the vessel may trade comply with the current and future requirements of MARPOL Annex VI and MEPC96(47) in respect of sampling and the provision of a bunker delivery notes and, where bunkers are supplied in a state where MARPOL Annex VI is in force, that suppliers shall be registered in accordance therewith.

63)                              Heating

Owners warrant that the vessel is capable of maintaining cargo loaded temperature, or, if time permits, raising same up to a maximum temperature of 150 degrees Fahrenheit. Maximum temperature of cargo loaded at 165 degrees Fahrenheit.

Master to report daily to Charterers average cargo temperature of all tanks and to keep voyage heating records for Charterers inspection.

If vessel fails to maintain the loaded temperature, or to increase and maintain the temperature of the cargo, as requested by Charterer, all delays incurred will be considered off hire and all expenses and damages shall be for Owners’ account.

Failure to follow Charterers heating instructions shall be considered off hire until such time as the cargo is heated to Charterers instruction. If vessel fails to follow Charterers heating instructions on a consistent basis it shall be considered a breach of this contract and Charterers shall have the right to cancel this charter without penalty.

64)                              Pumping Clause

Owners warrant that the vessel is fitted with and will use the main cargo pumps and the stripping pumps as per Charterers instructions.

Owners further guarantees that vessel will discharge the full cargo in twenty four (24) hours, stripping excluded or maintain an average pressure of 100 PSI at the vessel’s manifold during discharge, provided shore facilities permit. It is agreed that time lost as a result of vessel being unable to discharge the cargo in accordance with the guarantee stated herein will be deducted from monthly hire.

In the event of the vessel failing to maintain average discharge pressure of 100 PSI or to discharge the cargo within 24 hours, Charterers are entitled to deduct all time over and above 24 hours taken to discharge cargo from hire.

Discharge terminal shall have the right to gauge line pressure. Should the vessel fail to comply with the guarantee herein stipulated should terminal request, Charterer shall have the right to order the vessel to be withdrawn from the berth and all time and expenses incurred to leave the berth and return later to complete discharge will be for Owners’ account with the proven lost time and/or expenses being deductible from the monthly hire. In any event, Owners shall provide Charterer with a detailed hourly pumping record showing the pressure maintained at the vessel’s manifold throughout the discharge. Such record shall be duly counter signed by a terminal representative and/or independent surveyor, if possible.

If the vessel discharges at more than one port or discharges a partial cargo, then time to be prorated relative to the vessel’s full cargo capacity for the nominated cargo(es).

Should the discharge terminal(s) restrict in any way the vessel’s performance indicated in this charter party, the master shall immediately issue a letter of protest to the terminal indicating    the nature of the restriction and any details he may consider relevant. The vessel to obtain terminals signature on the letter of protest.

Notwithstanding the above, vessel is to make best efforts to utilize full capabilities (safety permitting) when discharging at Portland, Maine.

For discharge in Punta Palenque, Dominican Republic, vessel to maintain 150 PSI at vessel’s manifold.

65)                              STS Clause

Charterers shall have the right to require the vessel to perform lighterage operations and or ship to ship transfer operations at anchor or underway at a safe anchorage or place and these ship to ship transfer operations shall be conducted in accordance with the provisions of the latest ICS/OCIMF transfer guide (petroleum) always to master’s acceptance which not to be unreasonably withheld.

It is understood and agreed that the crew of the vessel will be required to assist in handling the fenders and cargo hoses as well as mooring and unmooring of the vessel as designated by the mooring master at the STS transfer site at no additional cost to the Charterer.

All extra equipment required for such transfer operations shall be provided by Charterer at its expense.

Extra cost of insurance ‘if any’ to be for Charterers account.

66)                              Pressure Gauges

Vessel to be equipped with pressure gauges at each discharge manifold which will be maintained in a proper working condition and each gauge shall have a valid test certificate.

67)                              Bilge Liquids

Vessel shall have efficient and safe means of transferring engine room/pump room bilge to designated holding tanks onboard for disposal in accordance with international regulations.

68)                              Previous Cargoes

(Deleted)

69)                              Condition of Cargo Spaces on Delivery and Redelivery

Vessel will be redelivered with tanks free of liquid slops.

70)                              Tanks, Lines, Pumps Suitability

Owners warrant that vessel will arrive at each load port with all cargo tanks, pumps and lines suitable to load the intended cargo as per Charterer’s representative and/or independent surveyor’s satisfaction, subject to Charterers voyage orders and vessels time to comply.  All damages, time lost and costs incurred due to noncompliance will be for Owners’ account and deducted from monthly hire.

71)                              Inert Gas System

Owners warrant that vessel has a good working inert gas system and that the officers and crew are experienced in the operation of the system. Owners further warrant that the vessel will arrive at the load port with cargo tanks inerted and that tanks will remain inerted throughout the loading, voyage and discharge operations. Any delay, cost and expense due to improper operation of the inert gas system shall be for Owners’ account and shall be deducted from monthly hire.

The master may be required by terminal personnel or independent surveyor(s) before and/or after discharge to breach the inert gas system for the purpose of gauging, sampling, temperature determination and/or determining the quantity of cargo remaining on board (ROB). The master shall comply with these requests consistent with the safe operation of the vessel. Vessel to remain on hire for such periods.

72)                              Crude Oil Washing (COW)

Owners warrant that the vessel is capable of crude oil washing (COW) of all cargo tanks.

If requested by Charterer, Owners agrees to conduct crude oil washing of cargo tanks at discharge port(s) simultaneously with the discharge of the cargo to shore. Under no circumstance shall the vessel utilize more than eight (8) hours to effect COW or prorata on the basis of the number of tanks washed to the total number of tanks unless authorized by Charterer.

The vessel will comply with the requirements of the Pumping Clause during simultaneous discharge to shore and the COW operation.  If the vessel fails to comply, all additional time to discharge the cargo will be deducted from the monthly hire.

Owners agrees to comply with applicable port and terminal regulations and, if necessary, to submit any advance information or technical data that may be required by local authorities relative to the COW operations.

73)                              Fittings, Equipment and Dimensions

A.           Owners warrant that all piping, valves, spools, reducers and other fittings comprising that portion of the vessel’s manifold system outboard of the last fixed rigid support to the vessel’s deck and used in the transfer of cargo, bunkers or ballast, are made of steel or nodular iron; and the fixed rigid support for the manifold system is designed to prevent both lateral and vertical movement of the manifold. Owners further warrant that no more than one reducer or spool piece (each ANSI standard) will be used between the vessel’s manifold valve and the terminal hose or loading arm connection.

B.             Owners are responsible for providing safety equipment to persons aboard the vessel when the cargo is high sulfur or otherwise dangerous to the health of the crew.

C.             Owners warrant that the vessel is capable of discharging more than one grade simultaneously.

D.            Owners warrant that throughout the charter vessel will have on board the calibration tables for its tanks calculated by the builder or by a reputable independent international surveyor.

E.              Charterers, subject to Owners’ approval (which shall not be unreasonably withheld) and class approval, shall be at liberty to fit any additional pumps and/or other vessel gear beyond what is on board at the commencement of the charter, and to make the necessary connections with hydraulic, steam or water pipes, such work to be done at Charterers time and their expense, and such pumps and/or gear so fitted to be considered their property, and Charterers shall be at liberty to remove it at their time and expense and time during or at the expiry of this charter, with the vessel to be left in her original condition.

F.              Vessel is fitted with 95 percent and 98 percent high level alarms.  Any delays due to breakdown of these high level alarms will be considered off hire and will be deducted from the charter hire.

74)                              Cargo Transference

Owners shall notify Charterer of any transfer of cargo within the vessel that takes place after loading and before discharge for purposes of trimming, stress or any other similar purposes.

75)                              Prohibited Detergent Washing

Owners warrant that vessel will not perform cargo tanks washing utilizing detergents with organic chloride contents throughout the duration of the charter period. Owners to be held responsible for all damages and consequences including but not limited to all cargo claims if Owners/master fails to adhere to this Clause.

76)                              Cargo Retention

A.           In the event that liquid cargo remains on board upon completion of discharge Charterers shall have the right to deduct from hire an amount equal to the fob port of loading cost of such cargo plus its pro rata cost of freight and insurance unless such cargo is unpumpable or unreachable by the vessel’s fixed pumps.

B.             Nothing in this Clause deprives Owners of any defenses they have to counterclaims for cargo shortloading or damage but it is agreed that such counterclaims will not be time barred if asserted in any proceedings commenced by Owners for hire deducted under this Clause provided that the deduction was proper.

C.             Any action or lack of action in accordance with this provision shall be without prejudice to any rights or obligations of the parties.

D.            All slops throughout the charter term shall belong to Charterer.

77)                              Loss of Carrying Capacity

In the event cargo is shut out by the fault of the master, officers, crew or mechanical deficiency of the vessel, then Charterer shall be entitled to claim compensation for the transportation cost of the cargo shut out on a round voyage basis by reference to the rate of hire or the current market level (whichever is greater). Any additional port costs and/or bunker consumed due to the loss of carrying capacity shall for Owners account.

78)                              Speed and Fuel Warranties

The Owners warrant that the vessel is capable of maintaining and shall maintain, consistent with safety throughout the period of this charter party on all sea passages, from seabuoy to seabuoy, unless otherwise ordered by Charterer, an average speed under weather conditions up to and including Beaufort Force 5 of about 15 knots laden on a daily consumption of about 60 metric tons IFO 380 CST plus 0 metric tons MDO at sea and about 15 knots ballast on a daily consumption of about 60 metric tons IFO 380 CST 0 metric tons MDO at sea for all purposes excluding tank cleaning, cargo heating and IGS plus about 20 mts IFO for loading and about 20 mts IFO for discharging, based on single port loading and discharging excluding Laguna and Boscan crude and similar cargoes.

The above speed and consumption rates shall be adjusted in accordance with, and always be subject to any changes made to the Aframax International pool key, provided the vessel continues to trade in the Aframax International pool.

79)                              Slow Steaming/Speed Up

Weather and safe navigation permitting, Charterer shall have the right to order the vessel to proceed at any speed greater than/less than normal full speed.

80)                              Adjustment of Hire

The speed and fuel consumption guaranteed by the Owners in Part 1 will be reviewed by the Charterer 30 days after every six (6) months. If at the end of the period, if it is found that the vessel has failed to maintain, as an average during the period, the speed and/or fuel consumption warranted, the Charterer shall be retroactively compensated in respect of such failings, as per Clause 24.

No bonus shall be payable to Owners under any circumstances.

The Charterer shall provide Owners with an opportunity to review any claim submitted by Charterer under this Clause, and the Owners shall complete such review and provide Charterer with the results thereof within thirty (30) days from the date such claim was received by Owners. In the absence of such response, Charterer may deduct from hire any amount to which it is entitled under this Clause.

In the event of Charterer having a claim in respect of vessel’s performance during the final year of the charter period and any extension thereof, the amount of such claim shall be withheld from hire in accordance with Charterer’s estimate made two months before the end of the charter period and any necessary adjustment after the end of the charter shall be made by the Owners to the Charterer.

81)                              Additional Offhire

A.           The vessel shall be offhire whenever there is loss of time if:

1)              due to the boycott of the vessel due to the terms or conditions of employment of Owners’ servants; or employment, trades, or cargoes of vessels other than under this charter.

2)              due to restraint or interference in the vessel’s operation by any governmental authority in connection with the ownership, registration, or obligations of Owners or the vessel, or stowaways, or in connection with smuggling or other prohibited activities.

3)              due to cargo contamination or damage caused by unseaworthiness of the vessel or negligence of Owners’ servants.

B.             In addition, if during offhire the vessel loses its turn to berth, it shall remain offhire until it regains the same berthing position. If the vessel goes offhire while in berth, extra expenses thereby incurred by Charterers in connection with the vessel remaining at the berth shall be for Owners’ account and Charterers shall also have the option to order the vessel out of berth, so as to avoid delay to other vessels waiting to use the berth, with the cost of unberthing and reberthing for this purpose to be for Owners’ account. The vessel shall remain offhire during time lost in between berths.

C.             In the event of detention of vessel by any governmental authority, or by any legal action against vessel or Owners, or by any strike or boycott by the vessel’s officers or crew, whereby vessel is rendered unavailable for Charterers’ service for a period of thirty (30) days or more, Charterers may, by written notice given before vessel is free and ready to resume service, elect to terminate this charter, without prejudice to any other rights Charterers may have under this charter or to any claim it may have for damages.

82)                              Off Hire Survey

A joint off hire bunker survey shall be conducted by Charterers and Owners representatives at the place of redelivery. The time and cost for the offhire bunker survey at redelivery shall be split equally between Owner and Charterer.

83)                              Access

The Charterer shall have the right and privilege of having their representatives visit the vessel while in port or at sea. Charterer’s representatives shall have access to the entire vessel (excluding accommodation spaces) and the master, officers and crew of the vessel shall cooperate with and render any reasonable assistance that Charterer’s representatives may require.

Charterer shall be entitled, from time to time during the period of this charter, to cause their representative(s) to take samples of the cargo and to inspect the vessel in order to ascertain whether Owners is reasonably complying in all respects with their obligations under this charter party.

In the case of inspection of the vessel, Charterer shall give Owners appropriate notice of their intention to inspect the vessel and any such inspection may include, but shall not be limited to: examination of the vessel’s hull, machinery, boilers, auxiliaries and equipment, examination of the vessel’s deck and engine, rough and official log books, certificates, investigation of the vessel’s operating procedures both in port and at sea, examination of the qualifications and conduct of the vessel’s master, officers and crew. Any inspections carried out by Charterer under this sub-Clause shall be without prejudice to any other rights of inspection or investigation allowed to Charterer in accordance with the provisions of this charter.

In the event of Owners’ failing, at any time during the period of this charter, to comply with their obligations under this Clause, Charterer shall be entitled to give Owners notice in writing, whether or not an inspection under the terms of this Clause has taken place, requiring Owners to take immediate steps to remedy their default.

In the event the Owners fails forthwith, or within such period as may be agreed to remedy such default to Charterer’s satisfaction, Charterer shall be entitled at their absolute discretion, to place the vessel off-hire, until such default shall have been satisfactorily remedied. Any exercise of, or failure to exercise, their discretion under the terms hereof by Charterer shall be without prejudice to any other remedy available to Charterer.

84)                              Change of Flag, Management, Ownership

Owners rights and obligations under this charter are not transferable and except as provided in this Clause Owners undertake not to change the vessel’s management nor flag nor to sell the vessel or stock in the ownership company without Charterer’s consent which consent shall not be unreasonably withheld.

In the event that the Owners desire to hire a manager other than Tanker Management Ltd., Owners shall provide written notice (the “New Manager Notice”) to the Charterer at least 10 business days prior to the proposed date of hire, which notice shall seek the Charterer’s consent to the new manager.  The Charterer’s shall have the right, within 5 business days of receipt of the New Manager Notice, to object to the new manager in writing.  Such objection must be based on reasonable grounds, and must be accompanied by a list of two comparable managers (other than any affiliates of Charterer) to which the Charterer would have no objection, and which Owners may then hire without any further requirement for consent from Charterer.

If written notice of objection together with the accompanying list of acceptable managers is not provided by the Charterer within 10 business days of receiving the New Manager Notice, the Charterer shall be deemed to consent to the new manager.

Owners shall have the right to transfer the vessel and Charterer agrees that stock in the Owners may also be transferred (either of which, for purposes of this Clause, a “Transfer”), subject to the Charterer’s right of first offer as described in this Clause:

Prior to and in order to effect a Transfer, the Owners shall first give written notice (a “Sale Notice”) to the Charterer stating (i) the Owners (or its parent’s) intention to make a Transfer, (ii) the name of a broker who Owners have selected to be a member of the three member panel described below (the “Panel”) that will determine the fair market price of the vessel (on the basis that it is sold subject to this charter) and (iii) the material terms other than price upon which the Owners (or its parent) intends to make the Transfer.

The Charterer shall select a member of the Panel within 5 business days after receipt of the Sale Notice by delivery of written notice to Owners.  If Charterer does not make such selection within such 5 business day period, then the Panel shall consist solely of the broker selected by Owners.  If Charterer makes such selection, then the two members selected by Owners and Charterer shall select together a third member of the Panel within 10 business days after delivery of Charterer’s written notice to Owners.  If the members selected by Owners and Charterer do not select a third member of the Panel within such 10 business day period, then the third member of the Panel shall be selected by the President of the Society of Marine Arbitrators, Inc. New York.  No broker is eligible to be selected as a member of the Panel unless it is listed in Appendix B of approved ship brokers to this charter.

After all the members of the Panel have been selected in accordance with the preceding paragraph, the Panel shall determine the fair market price of the vessel, taking into account that any sale would be made subject to this charter.  The market price determined by the Panel (the “Price”) shall be the price determined by the sole member of the Panel if there is only one member and shall be the average of the two closest prices determined by members of the Panel if there are three members.  The sole member, or, the member of the Panel selected by the other two members shall notify in writing the Owners and Charterer of the Price (the “Price Notice”).  Owners and Charterer shall each pay one-half of the fees and expenses of the members of the Panel in performing their services under this Clause 84.  Such Price shall be considered the price of the vessel, if Owners elect to proceed with the sale of the vessel after receiving the Price Notice.  Owners shall not be obligated to proceed with the sale of the vessel if it, in its sole discretion, deems the Price to be inadequate.  If the parent of Owners seeks to sell the stock of the Owners, then the Panel, in addition to determining the Price of the vessel as aforesaid, shall determine the fair market price of the assets of the Owners

(other than the vessel) and the fair market value of the liabilities of the Owners in accordance with the foregoing methodology.  The sum of the Price of the vessel in the Price Notice and the price of the other assets of the Owners determined as aforesaid reduced by the value of the liabilities of Owners determined as aforesaid shall be considered the price for the stock (the “Stock Price”) and the Stock Price shall be set forth in the Price Notice.

In the event that the Owners elect to proceed with the sale of the vessel upon its review of the Price Notice, Charterer shall have an irrevocable and non-transferable option to effect Transfer to it of the vessel or stock in the Owners at the Price or at the Stock Price, as the case may be, set forth in the Price Notice and on materially the same terms as set forth in the Sale Notice.  Such option may be exercisable during the period (the “Purchase Option Period”) commencing on receipt of the Price Notice and ending (a) if Tanker Management Ltd. Is the manager at the time of the Price Notice, 30 days after Charterer’s receipt of the Price Notice or (b) if Tanker Management Ltd. is not the manager at the time of the Price Notice, 30 days after the later of (i) the date (the “Inspection Date”), set forth in a notice from Owners to Charterer that the vessel and the records of the vessel may be inspected by Charterer, which notice shall be given after the Sale Notice and at least 5 business days prior to the Inspection Date and (ii) Charterer’s receipt of the Price Notice.  In order to exercise its option, the Charterer shall, within the Purchase Option Period, send an irrevocable written acceptance notice to the Owners (the “Purchase Notice”).  The Charterer shall then be obligated to consummate the purchase of the vessel or stock at the Price or at the Stock Price, as the case may be, set forth in the Price Notice and on materially the same terms as set forth in the Sale Notice within thirty (30) days after the Purchase Notice.  If Charterer does not exercise its option within the Purchase Option Period or, if such option is exercised, Charterer fails to consummate the purchase of the vessel or stock within the time period set forth above, then, in addition to any other remedies available, the Owners may during the period set forth in the next sentence (the “Sale Option Period”) sign a legally binding agreement for the Transfer of the vessel or stock to a third party at a price not less than the Price or the Stock Price, as the case may be, set forth in the Price Notice, minus up to 2.5% of the Price of the vessel, and on materially the same terms as set forth in the Sale Notice.  The Sale Option Period shall commence on the earlier of (i) the date Charterer notifies Owners that Charterer will not exercise its option and (ii) the expiration of the Purchase Option Period (such earlier date referred to as the “Start Date”) and end on the later of 90 days after (i) the Start Date and (ii) the date after the Start Date when the vessel and the records of the vessel are first made available at a port for inspection at the request of potential third party purchasers of the vessel or stock.  If an agreement for the Transfer of the vessel or stock is not signed during the Sale Option Period or the Transfer of the vessel or stock is not completed under such agreement, then Charterer’s right of first offer as described in this Clause 84 shall begin again and a new Price determined in accordance with the provisions of this Clause 84.  Any Transfer of the vessel or stock to a third party shall be subject to (x) Charterer’s prior approval, which shall not be unreasonably withheld, and (y) Charterer’s right to purchase at par any loan obtained by the third party purchaser of the vessel to finance such purchase if such purchaser defaults under the credit agreement for such loan or this charter provided the third party can obtain such right from its lenders on, in the sole good faith opinion of the Owners, commercially reasonable terms.  This charter, including all options to extend it, shall continue in full force and effect notwithstanding any Transfer of the vessel or stock in the ownership company of the vessel.

If the Owners fail to comply with the terms of this Clause, Charterer may, in its absolute discretion, terminate this charter, whereupon Owners shall reimburse Charterer for any hire paid in advance and not earned, the cost of bunker fuel on board the vessel  and for any amount for which the Owners are liable to Charterer under the terms of this charter. Charterer’s rights of termination shall, whether or not it is exercised, be without prejudice to any other rights available to Charterer.

The managers shall be responsible for the day to day technical operations of the vessel however Owners always to be held responsible for the overall management of the vessel.

If Charterer is not satisfied with the performance of the manager, Charterer may request a meeting within 7 business days with Owners and manager to discuss the deficiencies in the management which deficiencies shall be presented in writing by Charterer. If after thirty days, the management deficiencies are evidently still unresolved in Charterer’s determination (which deficiencies and determination will be delivered to Owners and manager in writing), then the management company may be changed provided that the new management company shall be selected by the Owners subject to the consent of the Charterer, such consent not to be unreasonably withheld.

85)                              Ownership

Owners will not effect any mortgage, encumbrance or other lien on the vessel, other than liens that are not material in amount and that arise in the ordinary course of business or by operation of law, without the prior written consent of the Charterer, such consent not to be unreasonably withheld. In the case of the initial financing by Royal Bank of Scotland for the purchase of the vessel (the “Initial Financing”), the Charterer hereby consents.  In the case of any refinancing of the vessel, Owners shall negotiate in good faith and use their best efforts to have the refinancing mortgagee agree on, in the sole good faith opinion of the Owners, commercially reasonable terms that are no less favorable to the Charterer than the terms contained in the Initial Financing in terms of the mortgagee’s rights to enforce its mortgage in the event and so long as the Charterer continues to pay the charter hire under this charter.  If the Owners, after negotiating in good faith and using their best efforts, are unable to obtain such provisions from the refinancing mortgagee on, in the sole good faith opinion of the Owners, commercially reasonable terms, Charterer or its affiliates may seek such provisions on behalf of Owners and Owners shall consider in good faith all refinancing proposals obtained by Charterer or its affiliates which have, in the sole good faith opinion of Owners, commercially reasonable terms.  In addition, Owners shall use their best efforts to have the refinancing lenders agree on, in the sole good faith opinion of the Owners, commercially reasonable terms, that Charterer or its affiliates may purchase at par the loan made by such lenders and related mortgage and other security interests if Owners breach any provision of this charter, including this Clause 85, or if Owners or any of their affiliates default under the loan agreement for such loan.

86)                              Requirements of Special Trades

A.           Charterer may blend cargo on board. If original Bills of Lading are issued for one or more of the parcels which are blended, upon return of all such Original Bills of Lading and at Charterers’ request, Owners will issue new Bills of Lading for the blended cargo. New Bills of Lading can only be issued for the blend as a whole. Owners are hereby indemnified against all claims for contamination or quality deterioration or off specification whatsoever due to cargo blending on board.

B.             Extra insurance on freight and/or cargo, if any, due to vessel’s age shall be for Owners’ account and Charterer shall have the right to deduct such extra insurance cost from hire due Owners. Charterer will provide supporting invoice for extra insurance cost deducted from charter hire.

C.             Whenever requested by Charterer, Owners shall arrange for war risk underwriters to advise Charterer via Owners about actual net ‘additional premium’ then in effect. If requested by Charterer, Owners shall arrange in advance for war risk underwriters to furnish such information to Charterer via Owners 48 hours before vessel enters ‘additional premium’ zone, weekend and local holidays are excluded, at Charterers expense.

D.            Any ‘additional premiums’ due from Charterer shall be documented by underwriters and Charterer shall pay only the net premium charged to Owners -- i.e. gross premium less rebate, if any.

E.              Charterer shall not be responsible for any time lost due to officers and/or crew refusing to proceed to an actual war zone, or for any time lost as a result of the vessel remaining in an “additional premium” zone due to action by vessel’s officers and/or crew and/or breakdown and/or accident to vessel or her equipment not caused by fault of the Charterer, or as a result of an occurrence of a war risk.

F.              Pollution insurance. Owners warrant that they will have in place the maximum cover for pollution offered by members of the International Group of P&I Clubs (currently USD 1 billion) and that this cover from underwriters approved by Charterer (such approval not to be unreasonably withheld) will remain in place throughout the period of this charter. Owners shall provide Charterers within five business days after the fixture is concluded, written evidence from the vessel’s P&I club or insurance broker of such pollution cover.

Any additional premiums or surcharges payable by Owners in relation to the vessel calling to United States of America ports to be for Charterers account.

G.             Vessel to be able to comply with the following Clause for occasional cargoes loading in Venezuela:

The vessel to arrive at the loadport fully cleaned for wax free stowage, including all waxy residues and sediments to be removed by hand lifting. Owners to allow Charterers representative to board the vessel at the last discharge port to supervise the cleaning operations en route to loadport.

Vessel shall arrive loadport with all cargo tanks, pumps and pipes suitably clean for Laguna crude, at Owners time and expense, and the Charterers inspectors satisfaction and delays, as a result of the vessel arriving at the loadport and not being clean to Charterers inspectors satisfaction, shall be considered off hire. The cargo is intended to be used in the production of lube oil and transformer oils, etc. and is especially sensitive to wax and salt.

Vessel to be capable of hot machine washing and flushing all cargo tanks, pumps and pipes (water used to be 80 degrees C. and not less than 65 degrees C. at any time) for at least four hours. All wax deposits to be lifted. All tank washings to be discharged and collected in slop tanks. Vessel to discharge slops from cargo tanks at minimum 65 degrees C. Vessel to arrive loadport fully cleaned for wax free stowage including all waxy residues and sediments to be removed by hand lifting. After the hot water wash, vessel to perform a quick cold lake water flush of all tanks and pipes and tank system to be well drained. No slops to be discharged ashore. Slops to be kept fully segregated from cargo at all times. Vessel to be clean to Charterer’s inspector’s satisfaction before loading.

Charterer’s expeditor will board the vessel at last discharge port at Charterers expense to supervise the cleaning operation en route to the loadport. If the cleaning required is carried out to the expeditor’s satisfaction then Charterers not to require vessel to be gas free on arrival loadport.

H.            Owners warrant that vessel is fully capable of carrying ‘Orimulsion’ and Owners/operators are fully aware of the requirements for carrying this type of cargo. Normally, crude oil washing nor inert gas system never to be utilized while Orimulsion is onboard.

I.                 It is understood that the vessel shall not be required to force ice but to follow ice breakers from time to time always subject to master’s approval.

J.                (Deleted)

K.            Grades and comingling. Charterer shall be at liberty to ship three grades of cargo. Grades and quantities of petroleum products shall be defined by Charterer prior to each voyage. Segregated grades shall be kept within vessels natural segregations. At the option of the Charterer, loading of three or more grades of cargo in such a manner as to voluntarily mix the cargo to obtain a new grade shall be carried out by the Owners pursuant to Charterers requirements. Any such mixture or admixture shall be at Charterers risk and expense and shall be considered to be one grade under the present agreement. Any new bills of lading that are issued will only be for the blended cargo as a whole.

L.              Vessel to have a working vapour recovery system onboard.

M.         Owners warrant that it has a policy on drug and alcohol abuse (‘‘Policy’’) applicable to the vessel which meets or exceeds the standards of the OCIMF guidelines for the control of drugs and alcohol onboard ship. Under the Policy, alcohol impairment shall be defined as a blood alcohol content of 40 mg/100 ml or greater; the appropriate seafarers to be tested shall be all the vessel’s officers and the drug/alcohol testing and screening shall include unannounced testing in addition to routine medical examinations. An objective of the Policy should be that the frequency of the unannounced testing be adequate to act as an effective abuse deterrent, and that the officers be tested at least once a year though a combined program of unannounced testing and routine medical examinations. Owners further warrant that the Policy will remain in effect during the term of this charter providing that the terms are in conformity with the laws of the vessel’s flag state and that the Owners shall exercise due diligence to ensure that the Policy is complied with. It is understood that an actual impairment, shall not in and of itself mean Owners has failed to exercise due diligence. Persons who test positive, refuse to test, or are unfit for duty (impaired because of drug or alcohol abuse) shall be removed from the vessel and shall not be reassigned to service on the vessel.

N.            Charterers shall have the right to convert the vessel to an FSO or FPSO or another similar use provided that the vessel is re-converted to her original condition at the end of the charter at Charterers time and expense. Owners consent is required but should not be unreasonably withheld.

O.            If requested by Charterers, vessel shall make best efforts to cool the cargo temperature by spraying the deck with water and/or taking extra ballast in ballast tanks or any other method by which the Charterers suggest provided same is deemed safe by master.

P.              Vessel shall be capable of full hot fresh water wash, as well as hot sea water wash followed by fresh water rinse, with all fresh water to be procured by Charterers over and above what vessel is capable of producing with all time and expense for the cost of the water as well as extra bunkers, and time and expense for all related operations to be for Charterers account. Owners will make best efforts to produce fresh water for Charterer’s purposes, however without guaranty.

Q.            Worldwide trading always within American Institute Trade Warranties limits and any subsequent amendments thereof as permitted by U.S. and/or Marshall Island authorities.

Charter may order the vessel to Alaska, outside of American IWL, provided Owners’ consent thereto and that Charterers pay for any insurance premium required by the vessel’s underwriters.  Charterers to give adequate prior notice to Owners and Charterer shall provide and pay for response plan and OSRO coverage for the vessel while in Alaskan waters.  All costs for any breach of BIWL as well as all costs for trading to Alaska, and to comply with Charterer’s orders to be for Charterer’s account including any insurance premium required by the vessel’s underwriters.

Costs of complying with USWC trading, with port, local and OPA 90 rules and regulations to be for Charterers account in addition to filing spill response plans.

R.             Where the vessel is required to change over to and from low sulphur fuel, the fuel consumption and any delays due to flushing the fuel system is to be for Charterers account.

S.              Owners warrant that the vessel will perform ballast change in deep water in open sea prior to arrival Primorsk, whenever time and circumstances permit, and will ensure that ballast water content complies with Primorsk requirements so far as possible. However, if Primorsk lab analysis of ballast indicates the hydrocarbon contents exceed 0.05 ppm and source hydrocarbon is not from within the vessel and vessel is consequently ordered to discharge ballast outside port limits, then any unberthing and reberthing costs incurred as a consequence will be for Charterers account.

87)                              Agency

Owners can appoint their own agents or have the right to use and pay Charterer’s agents for Owners’ matters.

88)                              Hull And Machinery Value

(Deleted)

89)                              War Risk Premium

Owners to be responsible only for the basic annual contributions payable to obtain war risk cover. Charterer shall be responsible for the full amount of any sums payable by way of additional premiums to maintain that full cover as a result of the vessel proceding any areas designated as additional war risk premium areas.

90)                              Histories

Owners shall provide a work history to Charterer prior to any change of the master, chief engineer and chief officer serving onboard vessel. The history which shall show the extent of tanker experience in rank. Similar histories shall be furnished for any new master, chief engineer and chief officers prior to assignment to the vessel. After reviewing same, Charterers have the right to reasonably reject any of the above in which case Owners will nominate a substitute which shall be subject to Charterers approval as well.

91)                              Personnel

Conversational English language proficiency is required for the master and officers in charge of cargo or bunker oil handling.

92)                              Reduction or Increase in Deadweight

(Deleted)

93)                              Confidentiality

(Deleted)

94)                              General Average

A.           In addition to any other rights Charterer may have, and if requested by Charterer, Owners will release one or more cargoes to Charterer for transshipment from a port of refuge by and at the expense of Charterer in exchange for a nonseparation of interest agreement, general average bond, and a general average undertaking from cargo underwriters in the customary forms. Charterer’s transshipment expenses, up to the general average expenses saved, are to be treated like the general average expenses saved, as if those expenses had actually been incurred and paid for by Charterer. If a subcharter is involved and freight is at risk, subcharterer shall be credited for the vessel’s daily manning, bunkers, insurance costs as well as port expenses saved for any part of the voyage not required to be made by reason of transshipment. Bills of lading for such transshipped cargoes are deemed to be accomplished on completion of transfer to the transshipping vessel, and port of refuge where transfer is made shall be treated as a discharge port.

B.             Any amounts allowable in general average for wages, provisions and stores shall be credited to Charterer insofar as such amounts are in respect of a period when the vessel is on hire.

95)                              (Deleted)

96)                              Hydrogen Sulphide (H2S) Clause:

Owners shall comply with the requirements in ISGOTT (as amended from time to time) concerning Hydrogen Sulphide and ensuring that the Hydrogen Sulphide level is always below the threshold limit value (TLV).

If on arrival at the loading terminal, the loading authorities, inspectors or other authorised and qualified personnel declare that the Hydrogen Sulphide levels exceed the TLV and request the vessel to reduce the said level to within the TLV, provided that the duration of the voyage between the last discharge port and such loading terminal permits such reduction, then the delay shall be considered off hire and any additional expenses incurred by Charterer to be for Owners account.

97)                              Yugoslavia Clause

(Deleted)

98)          BIMCO ISPS Clause for Time Charter Parties 2005

(A)           (i)        The Owners shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) relating to the vessel and “the company” (as defined by the ISPS Code). If trading to or from the United States or passing through United States waters, the Owners shall also comply with the requirements of the U.S. Maritime Transportation Security Act 2002 (MTSA) relating to the vessel and the “owner” (as defined by the MTSA).

(ii)        Upon request the Owners shall provide the Charterers with a copy of the relevant International Ship Security Certificate (or the interim international ship security certificate) and the full style contact details of the Company Security Officer (CSO).

(iii)    Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Owners or “the company”/”owner” to comply with the requirements of the ISPS Code/MTSA or this Clause shall be for the Owners’ account, except as otherwise provided in this charter party.

(B)           (i)        The Charterers shall provide the Owners and the master with their full style contact details and, upon request, any other information the Owners require to comply with the ISPS Code/MTSA. Where sub-letting is permitted under the terms of this charter party, the Charterers shall ensure that the contact details of all sub-charterers are likewise provided to the Owners and the master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this charter party contain the following provision:

“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.

(ii)        Loss, damages, expense or delay (excluding consequential loss, damages, expense or delay) caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account, except as otherwise provided in this charter party.

(C)                               Notwithstanding anything else contained in this charter party all delay, costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code/MTSA including, but not limited to, security guards, launch services, vessel escorts, security fees or taxes and inspections, shall be for the Charterers’ account, unless such costs or expenses result solely from the negligence of the Owners, master or crew. All measures required by the Owners to comply with the ship security plan shall be for the Owners’ account.

(D)                               If either party makes any payment which is for the other party’s account according to this Clause, the other party shall indemnify the paying party.

99)                              Period / Charter Hire

Owner and Charterer agree that the initial charter period shall be the period commencing on October 17, 2005 and ending on July 16, 2011 (the “Initial Expiration Date”).  Until the Initial Expiration Date, the Charterer shall pay to the Owner, charter hire (“Basic Hire”) monthly in advance by the due date set forth in Clause 9.  Each payment of Basic Hire (“Basic Hire Amount”) shall equal the basic hire rate set forth in the initial charter rate table below that corresponds to the time period for which payment is being made multiplied by the actual number of days in the month for which the Basic Hire Amount is being calculated.

INITIAL CHARTER RATE TABLE

CHARTER YEAR	COMMENCING	ENDING	BASIC HIRE RATE
	(0001 GMT)	(2400 GMT)
1	October 17, 2005	October 16, 2006	USD 24,500 per day
2	October 17, 2006	October 16, 2007	USD 24,700 per day
3	October 17, 2007	October 16, 2008	USD 24,800 per day
4	October 17, 2008	October 16, 2009	USD 24,900 per day
5	October 17, 2009	October 16, 2010	USD 25,100 per day
To 5 ¾	October 17, 2010	July 16, 2011	USD 25,400 per day

The Charterer may, at its option, extend the charter on one or more occasions (provided that the charter is still in effect at the time of extension) by giving written notice (the “Extension Notice”) to the Owner at least 90 days prior to the expiration date of the charter then in effect.  The Extension Notice shall specify the new expiration date of this charter, which shall be the first, second or third anniversary of the existing expiration date; provided, however, that in no event shall the expiration date be subsequent to July 16, 2019.  The Extension Notice shall also specify the Basic Hire Amount for the selected extension period, which shall be calculated in the same manner as the Basic Hire

Amount for the initial charter period, and shall, at the option of the Charterer, be equal to either:

A.           the one-, two- or three-year time charter rate for VLCCs, which rate corresponds to the selected extension period, established by the Association of Shipbrokers Agents and Agents Tanker Broker Panel (the “Broker Panel”), plus five percent, or

B.             the basic hire rate for the corresponding time period(s) set forth in the option period rate table below.

Upon receipt of the Extension Notice by the Owner, the charter shall be extended to the new expiration date on the same terms and conditions (other than as expressly set forth herein).  If, at the time of the exercise of any extension period, the Broker Panel is no longer quoting one-, two- or three-year time charter rates, then a mutually acceptable replacement Broker Panel shall be selected by the Owner and Charterer.  The following broker panels shall be deemed mutually acceptable by the Owner and Charterer:

London Tanker Broker Panel

OPTION PERIOD RATE TABLE

OPTION YEAR	COMMENCING	ENDING	BASIC HIRE RATE
	(0001 GMT)	(2400 GMT)
1	July 17, 2011	October 16, 2011	USD 25,400 per day
	October 17, 2011	July 16, 2012	USD 25,700 per day
2	July 17, 2012	October 16, 2012	USD 25,700 per day
	October 17, 2012	July 16, 2013	USD 26,000 per day
3	July 17, 2013	October 16, 2013	USD 26,000 per day
	October 17, 2013	July 16, 2014	USD 26,200 per day
4	July 17, 2014	October 16, 2014	USD 26,200 per day
	October 17, 2014	July 16, 2015	USD 26,400 per day
5	July 17, 2015	October 16, 2015	USD 26,400 per day
	October 17, 2015	July 16, 2016	USD 26,600 per day
6	July 17, 2016	October 16, 2016	USD 26,600 per day
	October 17, 2016	July 16, 2017	USD 26,800 per day
7	July 17, 2017	October 16, 2017	USD 26,800 per day
	October 17, 2017	July 16, 2018	USD 27,000 per day
8	July 17, 2018	October 16, 2018	USD 27,000 per day
	October 17, 2018	July 16, 2019	USD 27,200 per day

ADDITIONAL HIRE

Charterer agrees that Additional Hire Payment Amount (as defined in the Charter Framework Agreement, dated October 6, 2005, by and among the Owners, the Charterer and the other parties thereto), if any, shall be calculated and paid in accordance with such Charter Framework Agreement.

100)        AMS Clause

U.S. Customs Clearance – if cargo is to be discharged in a U.S. port or territory subject to control by the U.S. Customs and Border Protection (CBP), Charterers warrant that all necessary details required by CBP for clearance of the cargo, inclusive of but not limited to, shipper consignee and notify party full name, address and phone number or telex number, will be included on each bill of lading or alternatively supplied to Owners in writing a minimum of 24 hours prior to the vessel’s arrival at the first designated U.S. port of discharge. For voyages less than 24 hours in duration this information must be included on the bill of lading or advised to Owners prior to the vessel departure from the loading place or port.  Any delays, fines or penalties incurred due to Charterers’ failure to comply with the above will be for Charterers’ account.

Effective March 4, 2004, all imported cargoes into the U.S. must be electronically reported via the Bureau of U.S. Customs and Border Protection AMS system.  This requires the Owner to have a Type 3 International Carriers Bond as well as a Standard Carriers Alpha Code (SCAC).  It is the responsibility of the Owner to ensure that his reporting requirement occurs 24 hours prior to the vessel’s arrival at the first U.S. port. Should the international voyage be less than 24 hours in duration, the Owner shall electronically file the manifest via the automated manifest system at the time of the loading in the foreign port.  Owners and/or vessel master or their designated agent will provide a copy of the electronically filed manifest to the Charterers or their designated agent at the time of filing with CBP.

Owners warrant that it is aware of the requirements of the U.S. Customs and Border Protection regulation issued on December 5, 2003 under Federal Register Part II Department of Homeland Security 19 CFP Parts 4, 103, et al. and will comply fully with these requirements for entering U.S. ports.  Any delays, fines or penalties incurred due to Owners failure to comply with the above will be for Owners account.

The cost of filing to be for Charterers account.  Charterers to be responsible for any delay and/or fines related to late filing by their agents.

101)        House Flag/Charterers Markings

At any time during the period of this charter, Charterers shall have the privilege of flying their house flag, to paint the funnel and bow crest in their house colors and to paint their markings on ships sides and put/change the name of the vessel. Upon vessels redelivery, Owners shall be obliged to rename the vessel and remove Charterers markings on ships sides and repaint ships name and funnel. The cost of such paintings and/or repaintings and/or name change to be for Charterers account unless otherwise agreed with Owners.  Upon Charterers request, crew to perform the work and payment to be settled directly between Charterers and master.

In the event of a change in the technical management of the vessel, Charterers shall have the option to change the markings on the vessel and/or the name of the vessel at Owners time and expense.

102)        Green Award Clause

Rebates in port dues, etc. obtained via the green award certificate to be refunded to Charterers, provided that Charterers have paid for the green award audit fees in full, or prorated for the period covered under this charter party.

103)                       Remeasure Clause

Charterers have the option to re-measure the vessel for the purpose of satisfying certain port/terminal regulations. All cost and time to be for Charterers’ account. The vessel is to be redelivered non-measured at Owners’ option if Charterers exercised their option to re-measure in the first place.

104)                       Exxon Mooring

(Deleted)

105)        Storage Clause

Charterers shall have the option of requesting the vessel to remain idle, at a safe place, at anchor/or drifting.

106)                       Breach Of Warranty Clause

(Deleted)

107)                       Tracking System Clause

It is agreed that Charterers may from the time of fixing until completion of the charter period employ an INMARSAT tracking system on the vessel. Such tracking system works on data provided from the vessel’s onboard INMARSAT C system and can be installed simply, either remotely, or on some older systems with minimal set up input from the vessel. All registration/communication costs relating to this tracking system will be for Charterers’ account. Charterers will advise when the system is operative and confirm termination on completion of charter.

108)                       Q88.Com Clause

Owners to provide, free of charge, a copy of the OCIMF VPQ in the required electronic form so that the vessel can be included in Charterers’ subscription to the website “q88.com”. Owners are furthermore required to update the system with vessel approval status, certification and any other information as required on a regular basis.

109)                       Changes/Improvements Necessary for the Operation of the Vessel or Imposed by Legislation, Class or Oil Company Vetting Requirements

A.           In the event any improvement, structural change or the installation of new equipment is imposed by compulsory legislation and/or Class rules and/or oil company vetting requirements, Charterers shall have the right to require that the

Owners effect such improvement, changes or installations. The Charterers shall fully reimburse the Owners for the total cost of all such improvements, structural changes or installations up to USD 50,000 in any calendar year. To the extent that the total cost of all such improvements, structural changes or installations exceed USD 50,000 in any calendar year, the Charterers shall reimburse the Owners in an amount equal to 50 percent of the product of (i) the cost of such improvements, structural changes or installations over USD 50,000 and (ii) a fraction, the numerator of which shall be the number of whole months remaining in the charter period at the time of completion of such improvement, structural change or installation (the “Remaining Charter Period”) and the denominator of which shall be the number of whole months remaining in the depreciation period of the vessel (calculated as 25 years from the year the vessel was built) at the time of completion of such improvement, structural change or installation (such product, the “Reimbursement Payment”) and the balance of the cost of such improvement, structural change or installation over USD 50,000 shall be paid by the Owners. In the event the charter period is extended for any reason, included but not limited to any extension under Clause 99, the Charterers shall pay additional reimbursement to the Owners in an amount equal to the difference between the reimbursement calculated under the preceding sentence (plus any additional reimbursement calculated for any other extension period if applicable) and the amount that would have been due from the Charterers had the Remaining Charter Period used to calculate the Reimbursement Payment including the number of whole months in the extension period as the numerator of the relevant fraction.

B.             In the event any improvement, structural change or the installation of new equipment, not falling under (A) above, is deemed necessary by the Charterers for the continued operation of the vessel, Charterers shall have the right at their own cost to effect such improvement, structural changes or installation, with the Owners’ consent which shall not unreasonably be withheld.

C.             The Owners shall be notified in writing in advance by the Charterers about any changes and/or improvements as afore mentioned.

D.            Any change, improvement or installation made pursuant to this Clause shall be the property of Owners.

110)                       Third Party Clause

Except as may be otherwise agreed in writing by the parties with any third party, a person who is not party to this agreement/charter may not enforce, or otherwise have the benefit of, any provision of this agreement/charter under the contract.

111)                       Optional Termination

In the event the vessel is not delivered under this charter by [IPO closing], 2005 both the Owners and the Charterers shall have the right to terminate this charter and neither the Owners nor the Charterers shall be entitled to damages or to any other compensation or reimbursement of expenses.

112)                       Damages Clause

In subchartering to its customers, Charterer shall endeavor to avoid or limit any liability to such customers for consequential damages. Owners shall not be liable for any consequential damages or losses unless the Charterer’s sub-charter provides for such consequential damages or losses to such customers.

APPENDIX A

QUESTIONNAIRE 88 FOR M/T OVERSEAS SOPHIE

INTERTANKO’S STANDARD TANKER VOYAGE CHARTERING QUESTIONNAIRE 1988 (Version 2)
(Metric system to be applied, HVPQ reference specified where applicable)

		HVPQ Ref
GENERAL INFORMATION
Date Updated:	Jun 10, 2005
Vessel’s name:	Overseas Sophie	1.2
IMO number:	9248837	1.3
Vessel’s previous name(s):	Not Applicable	1.4-1.7
Flag:	Marshall Island	1.8
Port of Registry:		1.9
Call sign:	V7EM8	1.11
Inmarsat phone number:	353846468	1.12
Fax number:	353846469	1.13
Email address:	ovsophie_thirdyparty@osgship.com	1.16
Type of vessel:	Oil Tanker	1.17
Type of hull:	Double Hull	1.19

OWNERSHIP & OPERATION
Registered owner - Full Style:	NINTH AFRAMAX TANKER CORP. C/O THE TRUST COMPANY OF THE MARSHALL ISLANDS, Inc. c/o OSG UK	1.20
Technical operator - Full Style:	OSG SHIP MANAGEMENT (UK) LTD. HORSLEY HOUSE, REGENT CENTRE 44-191-2850621 OSG@OSG.COM	1.22
Commercial operator - Full Style:	OSG Ship Management, Inc 511 Fifth Avenue New York, NY 10017 212-578-1667 operations@osg.com	1.25
Disponent owner / Bareboat charterer - Full Style:	NA NA NA NA
Number of vessels in disponent owner’s fleet:

BUILDER
Where Built :	HYUNDAI SAMHO HEAVY INDUSTRIES CO. LTD.	1.26
Date Delivered:	Oct 17, 2003	1.31

CLASSIFICATION
Vessel’s classification society:	American Bureau of Shipping	1.34
Class notation:	+A1 (E), Oil Carrier, +AMS, +ACCU	1.35
If Classification society changed, name of previous society?	N/A	1.36
If Classification society changed, date of change?		1.37
Last dry-dock:	Not Applicable	1.38
Last special survey:	Oct 01, 2003	1.41
Latest CAP Rating (if applicable)	0	1.44
Last annual survey:	Dec 18, 2004	1.45
Does the vessel have a statement of compliance issued under the provisions of the Condition Assessment Scheme (CAS)?	N/A

DIMENSIONS
LOA (Length Over All):	250.17 Metres	1.49
Extreme breadth:	44 Metres	1.51
KTM (Keel to Masthead):	48.495 Metres	1.54
BCM (Bow to Center Manifold):	123.52 Metres	1.57.1
Lightship parallel body length:	62.4 Metres	1.57.3
Normal ballast parallel body length:	111 Metres	1.57.6
Parallel body length at Summer DWT:	128 Metres	1.57.9

TONNAGES
Net Tonnage:	33924 Tonnes	1.59
Gross Tonnage:	62371 Tonnes	1.60
Suez Net Tonnage:	63134.9 Tonnes	1.61
Panama Net Tonnage:	Tonnes	1.62

	Freeboard	Draft	Deadweight	Displacement
LOADLINE INFORMATION
Summer:	6417 Metres	14.618 Metres	112044.6 Tonnes	131060.4 Tonnes	1.63
Winter:	6721 Metres	14314 Metres	109053.4 Tonnes	128069.2 Tonnes	1.64
Tropical:	6113 Metres	14922 Metres	115036 Tonnes	134051.8 Tonnes	1.65
Lightship:	650 Metres	2.375 Metres	4100 Tonnes	19015.8 Tonnes	1.66
Normal Ballast Condition:	6720 Metres	7.55 Metres	8380 Tonnes	Tonnes	1.67

TPC on summer draft:	98.47 Tonnes	1.70
Does vessel have Multiple SDWT?	No	1.72
If yes what is the maximum assigned Deadweight?	Tonnes	1.73
Air draft (sea level to top of mast/highest point) in normal SBT condition?	40.945 Metres	1.74

RECENT OPERATIONAL HISTORY
Has vessel been involved in any collision, grounding or pollution incident the past 12 months, full description:	Pollution: No Grounding: No Collision: No	1.77-1.79

CERTIFICATION
Owners warrant following certificates to be valid throughout the Charter Party period:
SOLAS Safety Equipment:	Oct 15, 2008	2.2
SOLAS Safety Radio:	Oct 15, 2008	2.3
SOLAS Safety Construction:	Oct 15, 2005	2.4
Load line:	Oct 16, 2005	2.5
IOPPC:	Oct 15, 2005	2.6
Safety Management (ISM):	Apr 10, 2009	2.8
USCG COC:	Dec 16, 2005	2.11
CLC:	Dec 16, 2005	2.13
US COFR:	Oct 16, 2005	2.15
Certificate of Fitness (Gas/Chemicals):	Gas: Chem:	2.16 & 2.17
Certificate of Class:	Dec 16, 2006
ISPS ISSC:	Apr 10, 2009

DOCUMENTATION
Does the vessel have the following documents on board?
International Safety Guide for Oil Tankers & Terminals (ISGOTT):	Yes	2.28
OCIMF/ICS Ship to Ship Transfer Guide (Petroleum):	Yes	2.31
Is the vessel entered with ITOPF?	Yes

CREW MANAGEMENT
Nationality of Master	SPAIN
Nationality of Officers:	Filipino/ Spanish	3.1
Nationality of Crew:	FILIPINO	3.2
If Officers/Crew employed by a Manning Agency - Full Style:	Officers: FRATELLI COSULICH SPA Crew: CF SHARP CREW MANAGEMENT, INC.	3.1 & 3.2
What is the common working language onboard?	ENGLISH	3.1
Do key officers understand English?	Yes
In case of Flag Of Convenience (FOC), is the ITF Special Agreement on board?	N/A

STRUCTURAL CONDITION
Are cargo tanks coated?	Yes	7.1
If Yes, specify type of coating:	TAR EPOXY	7.1.1
If cargo tanks are coated, specify to what extent:	Bottom Only/DECK HEAD	7.1.3
Are slop tanks coated?	Yes
If slop tanks are coated, specify to what extent:	Whole Tank

CARGO & BALLAST SYSTEMS
If double hull, is vessel fitted with centreline bulkhead in all cargo tanks?	No	8.2
Groups / Tank Capacities	1: Cu. Metres – 42110 , 2: Cu. Metres -43225 3: Cu. Metres -42232 4: Cu. Metres - 5: Cu. Metres - 6: Cu. Metres - 7: Cu. Metres - 8: Cu. Metres - 9: Cu. Metres -	8.3
Total cubic capacity 98% ex slop tank:	124725 Cu. Metres	8.4 & 8.6
Slop tank(s) capacity 98%:	2841.8 Cu. Metres	8.5 & 8.7
SBT or CBT?	SBT
If SBT, what percentage of SDWT can vessel maintain with SBT only?	39%	8.14.2
If SBT, does vessel meet the requirements of MARPOL Reg 13(2)?	Yes	8.14.3
Number of natural segregations with double valve:	3	8.15

CARGO PUMPS
Number / Capacity / Type:	3 x 3000 Cu. Metres/Hour (Centrifugal)	8.18-8.25

GAUGING AND SAMPLING
Can tank innage/ullage be read from the CCR?	Yes	8.48
Can vessel operate under closed conditions in accordance with ISGOTT 7.6.3?	Yes	8.51
Type of tank gauging system (radar / floating / other)	Radar	8.51.1
Are high level alarms fitted and operational in cargo tanks?	Yes	8.54

VAPOUR EMISSION CONTROL AND VENTING
Is a vapour return system fitted?	Yes	8.65
State what type of venting system is fitted:	HIGH VELOCITY VENTS	8.67
Max loading rate per midships connection for homogenous cargo?	Cu. Metres/Hour	8.79

CARGO MANIFOLDS
Does vessel comply with the latest edition of the OCIMF ‘Recommendations for Oil Tanker Manifolds and Associated Equipment’?	Yes	8.80
What is the number of cargo connections per side?	3	8.83
What is the size of cargo connections?	16 Millimetres	8.84
What is the material of the manifold?	STEEL	8.86
Distance between cargo manifold centres:	2500 Millimetres	8.93
Distance ships rail to manifold:	4600 Millimetres	8.95
Distance main deck to centre of manifold:	2100 Millimetres	8.97
Height of manifold connections above the waterline at loaded (Summer Deadweight) condition?	8.48 Metres	8.101
Height of manifold connections above the waterline in normal ballast?	15.55 Metres	8.102
Is vessel fitted with a stern manifold?	No	8.104
Number / size reducers:	6 x 500/400 Millimetres 6 x 500/300 Millimetres 6 x 500/250 Millimetres 1 x 300/200 Millimetres 1 x 250/200 Millimetres	8.106-8.110

CARGO HEATING
Type of cargo heating system?	Coils	8.120
Material of heating system?	Mild Steel	8.128
Max load temp:	160.0 °C / 320.0 °F
Max temp maintain:	145.0 °C / 293.0 °F

IGS & COW
Is an Inert Gas System (IGS) fitted?	Yes	9.1
Is IGS supplied by flue gas, inert gas (IG) generator and/or nitrogen?	Flue Gas	9.3
Is a Crude Oil Washing (COW) installation fitted?	Yes	9.17

MOORING ARRANGEMENTS
Number / length / diameter of wires:	Forecastle: 4 / 220 / 35 Fwd main deck: 4 / 220 / 35 Aft main deck: 2 / 220 / 35 Poop: 6 / 220 / 35	10.2-5
Breaking strength of wires:	Forecastle: 79.7 Fwd main deck: 79.7 Aft main deck: 79.7 Poop: 79.7	10.2-5

Number / length / diameter of ropes:	Other Lines Forecastle: 2 / 220 / 68 Poop: 2 / 220 / 68	10.11-18
Breaking strength of ropes:	None	10.11-18
Number and brake holding power of winches:	Forecastle: 2 / 63.8 Fwd main deck: 2 / 63.8 Aft main deck: 1 / 63.8 Poop: 3 / 63.8	10.22-10.25
How many closed chocks and/or fairleads of enclosed type are fitted on:
Focsle:
Main deck fwd:
Main deck aft:
Poop:

SINGLE POINT MOORING (SPM) EQUIPMENT
Fairlead size:	600 X 450	10.48
Does vessel comply with the latest edition of OCIMF ‘Recommendations for Equipment Employed in the Mooring of Vessels at Single Point Moorings (SPM)’?	Yes	10.60
Is vessel fitted with chain stopper(s)?	Yes	10.61
Number:	2	10.61.1
Type:	TONGUE TYPE	10.61.2
SWL:	200 Tonnes	10.61.3
Max diameter chain size:	760 Millimetres	10.62

LIFTING EQUIPMENT
Derrick(s) - Number / SWL:	0 / 0 Tonnes	10.75
Crane(s) - Number / SWL:	1 / 15 Tonnes	10.76

ENGINE ROOM
What type of fuel is used for main propulsion?	380 CST	12.5
What type of fuel is used in the generating plant?	IFO 380	12.14

MISCELLANOUS
P & I Club name:	GARD
Last three cargoes (Last / 2nd Last / 3rd Last):	Contact owner for details.
Last three charterers (Last / 2nd Last / 3rd Last):	Contact owner for details.
Last three voyages (Last / 2nd Last / 3rd Last):	Contact owner for details.
Date of last SIRE Inspection:
Date of last CDI Inspection:
Current Oil Major Company Acceptances (TBOOK):	DREYFUS / STATOIL / SHELL / BP / EXXONMOBIL
Date and place of last Port State Control:	Jan 06, 2005 / BELLE CHASE
Any outstanding deficiencies as reported by any Port State Control?	No

If yes, provide details:

FOR USA CALLS ONLY
Qualified individual (QI) - Full Style:	STEVE MCCALL 511 FIFTH AVE., NEW YORK, NY, 10017 212-578-1892
Oil Spill Response Organization (OSRO) -Full Style:	MSRC- 1-800-633-6772
Has owner, manager, or operator signed the Sea Carrier Initiative agreement with US customs concerning drug smuggling?	Yes

Revised: July 2004 (INTERTANKO.com / Q88.com)

APPENDIX B

APPROVED SHIP BROKERS

P.F. Bassoe A/S (Norway)

Platou (Norway)

Fearnleys (Norway)

H. Clarkson (U.K.)

E.A. Gibson (U.K.)

Simpson Spence & Young Ltd.

Jacq. Pierot Jr. & Sons, Inc. (USA)

Compass Maritime Services LLC

Galbraith’s Limited